Contact: Justin Cressall

Treasurer
441-298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. ESTIMATES NET IMPACT FROM FOUR RECENT HURRICANES TO BE APPROXIMATELY $130 MILLION

HAMILTON, BERMUDA, OCTOBER 7, 2004 — Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today announced that, based on currently available information, it estimates the net after-tax negative impact on third quarter results from Hurricanes Charley, Frances, Ivan and Jeanne is approximately $130 million.

The Company noted that its estimate is based on reported losses to date, commercial and proprietary catastrophe modeling and industry loss estimates of approximately $25 billion. Consequently, the actual impact on the Company’s results arising from these events may differ materially from the current estimate.

The Company intends to provide updated guidance when it reports financial results for the third quarter ended September 30, 2004 after the close of the New York Stock Exchange on Thursday, November 4, 2004.

About Platinum

Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward- looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to successfully executing the Company’s business strategy; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

# # #